EXHIBIT 10.9(a)

AMENDMENT

      AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN MEDICIS PHARMACEUTICAL CORPORATION AND JONAH SHACKNAI, DATED JULY 1, 1996 (the “Agreement”).

      THIS AMENDMENT is made as of this 1st day of April, 1999, between Medicis Pharmaceutical Corporation, a corporation organized under the laws of the State of Delaware (the “Company”) with offices located at 4343 East Camelback Road, Phoenix, Arizona, and Jonah Shacknai (the “Executive”), residing at (residence address):

      WITNESSETH:

      WHEREAS, the Company and the Executive desire to enter into the present amendment whereby the Executive will continue to provide personal services to the Company as Chairman and Chief Executive Officer; and

      WHEREAS, the Executive has informed the Company that he desires to reduce the office-based commitment associated with his position so as to enable him to have maximum flexibility in the care of his children;

      WHEREAS, the Company highly values the historical and present contributions of the Executive to furtherance of shareholder value, and believes that the ongoing participation of the Executive as Chairman and Chief Executive Officer is an important element of the Company’s future success; and

      WHEREAS, the Executive shall continue in his responsibilities as set forth in Section 2(a) of the Agreement, with particular emphasis on corporate strategy and product development,

      NOW, THEREFORE, in consideration of the continued employment of Executive by the Company as Chairman and Chief Executive Officer, the above premises and the mutual agreements hereinafter set forth, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree to amend their July 1, 1996 Employment Agreement (the “Agreement”) as follows:

1.	Section 2(b) of the Agreement shall read: “Throughout his employment hereunder, the Executive shall devote 2.5 days of his time during the normal business week to fulfillment of the duties of his employment from the Company’s headquarters at 4343 East Camelback Road, Phoenix, Arizona, or from such other headquarters location in the greater Phoenix area as the Company may determine. The Executive shall be available to meet with Company personnel, attend telephonic meetings and participate in other corporate matters, as appropriate, from his home during the remaining periods of the normal business week, provided that the Executive’s children are not in his care at such time. It is expressly understood and agreed that the Executive shall not be available for corporate matters when his children are in his care. The Executive has elected to apply his vacation time to facilitation of this amended schedule.

2.	Section 3 of the Agreement shall have added a subsection (c) which shall read, “Provided that the Executive maintains a satisfactory or better level of performance, he shall remain fully eligible for an annual cash bonus at the discretion of the Company’s executive compensation committee of its board of directors.”

3.	Except as modified herein, all other terms and conditions of the Agreement shall remain in full force and effect.

/s/ Michael A. Pietrangelo Michael A. Pietrangelo Chairman, Executive Committee Chairman, Executive Compensation Committee

/s/ Jonah Shacknai Jonah Shacknai

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